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                                                                    Exhibit 99.1

     Press Releases
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     Expedia, Inc. Announces $60 Million Financing from Technology Crossover
     Ventures and Microsoft Corporation

     BELLVUE, WA, June 27, 2000 - Expedia, Inc. (Nasdaq: EXPE), a leader in
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     online travel services, today announced that it has entered an agreement to receive private investments of $50 million from Technology Crossover Ventures (TCV), a leading Silicon Valley venture capital firm, and $10 million from Microsoft Corporation. As part of the agreement, Jay Hoag, a founding general partner of TCV, will join the Expedia(R) board of directors as its seventh member. The transaction is expected to close after the early termination or expiration of the Hart-Scott-Rodino waiting period.

     Under the terms of the transaction, Expedia, Inc. will issue a total of approximately 3.6 million shares of common stock and 723,000 warrants with an exercise price of $16.60 in exchange for an investment of $60 million. Of this amount, TCV will invest $50 million and Microsoft will invest $10 million. The price per share is based on the average closing price of Expedia stock over the three-day trading period ending June 23, 2000. After completion of the financing, TCV and Microsoft will own approximately 7 percent and 70 percent, respectively, of Expedia's common shares outstanding.

     "We are excited to further solidify our long-standing relationships with TCV and Microsoft, which are already two of our largest shareholders. We are particularly pleased that Jay Hoag will bring his many years of experience with high-growth technology companies to our board of directors," said Richard Barton, president and CEO of Expedia, Inc.

     Palo Alto-based TCV is a leading Internet investor in both public and private companies. TCV's strategy is to partner with premier pre-IPO and public Internet companies throughout their rapid development phase and help them grow. Jay Hoag is founding general partner of TCV and has been a venture capitalist and technology investor for over 17 years.

     "As venture capitalists we identify Internet leaders in public and private markets and look for ways to build great companies that will generate long term returns. Online travel and lodging is one of the largest and most attractive sectors in Internet commerce, and TCV believes that it has tremendous upside potential," said Jay Hoag. "We believe that Expedia has the strongest strategic position in this market and a highly compelling business model."

     MSN(R) is Microsoft's network of integrated services and content that help people get more from the Web. By enabling the Everyday Web, MSN connects consumers to the information and people they care most about with leading services including Expedia, MSN Hotmail, MSN Search, and MSN MoneyCentral.

     "Expedia continues to be a strategic part of the MSN network," said Brad Chase, senior vice president in the Consumer Group at Microsoft. "The integration of Expedia on MSN ensures that consumers have immediate access to the travel information and services they need."

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About Expedia, Inc.

Expedia, Inc. (Nasdaq: EXPE) operates Expedia.com, a leading online Web site in
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the United States with localized versions for travelers in Canada, Germany, and the United Kingdom. To help customers Travel Right, Expedia provides the best combination of air, car and hotel booking, vacation package and cruise offers, destination information, and point-to-point mapping. Industry experts agree--the quality and leadership of Expedia was recently recognized through several awards, including Yahoo! Internet Life's "Best Overall Travel Site," Gomez Advisors' "Number One Travel Site for Spring 2000," and PC World's 2000 World Class Award for Best Travel Site.

About TCV

TCV was founded in 1995 to capitalize on the emergence of the Internet and to create a new model for Internet investing by combining the best of venture capital and public market investing. It is one of the largest venture firms in the country focused exclusively on the Internet, having raised over $2.5 billion since 1995. TCV has twelve partners and is located in Palo Alto, California. The company provides multi-stage venture funding--from $3 million to $75 million per company--and leverages its venture activity into the public market. TCV's focus on high-growth sectors of the Internet includes e-business applications, Internet infrastructure, Internet services, business-to-consumer, and business-to-business. For more information, please visit http://www.tcv.com/.
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________________________________________________________________________________
Expedia and Expedia.com are either registered trademarks or trademarks of Expedia Inc. in the U.S. and/or other countries.

For more information, press only:
Jamie Trandel, Edelman Public Relations, (312) 240-2687, jamie trandel@edelman.com
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For online press information on Expedia.com:
http://expedia:com/daily/press/
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